Exhibit 99.1
CONTACTS:
Tony Rossi
Financial Relations Board
213-486-6545
trossi@frbir.com
iGo® Announces Restructuring of Sales Organization
SCOTTSDALE, AZ, April 2, 2009 —iGo (Nasdaq: IGOI), a leading provider of innovative portable power solutions, today announced that it has restructured its sales organization to include the newly created positions of General Manager, Americas and Managing Director, EMEA. Following the restructuring, the position of Senior Vice President, Worldwide Sales and Distribution no longer exists within the company’s organizational structure, and Jonathan Downer, who had held that position, has left the Company to pursue other interests.
Brian Dennison has been named General Manager, Americas. Mr. Dennison has been a sales executive at iGo focusing on the retail channel since July 2008. Mr. Dennison has nearly 20 years of sales, sales management and marketing experience including 12 years at Compaq Computer Corporation, where he served as Vice President, General Manager, North America Consumer Division from November 2000 through May 2002. In this position, Mr. Dennison managed Compaq’s North America consumer technology business which generated in excess of $3 billion in revenues annually. Following his departure from Compaq, Mr. Dennison served as President and CEO of By Design LLC, a start-up consumer electronics firm focused on the flat panel TV industry, and also served as Vice President, Americas Business Unit at InFocus Corporation, the industry-leading front projection company.
Rob Falconer has been named Managing Director, EMEA. Mr. Falconer joined iGo in February 2009 to lead the Company’s European sales efforts. Mr. Falconer has more than 20 years of sales development and management experience, including six years as Sales and Marketing Director for Belkin Corporation UK, a premier supplier of computer and consumer electronics accessories. With responsibility for multiple channels including retail, e-tail, distribution and OEM, Mr. Falconer helped Belkin Corporation UK nearly triple its sales from 2002 through 2007. Over the past 12 years, Mr. Falconer has also served as Chief Operating Officer of Northamber, a distributor of IT equipment, and General Manager of Datrontech Group, a distributor of IT products, while also serving as a consultant to Procter & Gamble’s Duracell division.
“The new structure of our sales organization reflects our increased emphasis on the retail sales channel and our commitment to growing our sales presence in Europe,” said Michael D. Heil, Chief Executive Officer of iGo. “Both Brian and Rob have proven track records in managing sales forces and growing retail distribution in the consumer electronics industry. We believe this new leadership and organizational structure will put iGo in a strong position to get broad distribution for our new products scheduled to launch later this year.”
About iGo, Inc.

iGo, Inc.

iGo, Inc., based in Scottsdale, Arizona, develops and markets universal chargers for portable computers and low-power devices such as mobile phones, Bluetooth® headsets, smartphones/PDAs, MP3 players, portable gaming devices, digital cameras and more. The Company’s patented tip technology enables users to power and charge hundreds of brands and thousands of models of mobile devices with a single charger through the use of interchangeable power tips. iGo’s brand offers a full line of chargers for AC-only, DC-only, or combination AC/DC, as well as battery-operated chargers. By using these revolutionary chargers and associated tips — which, in some products, enable users to power multiple devices simultaneously — mobile device users can save money and eliminate the extra weight and jumbled power cords associated with carrying multiple chargers.
iGo’s products are available at www.iGo.com as well as through leading resellers and retailers. For additional information call 480-596-0061, or visit www.igo.com.
iGo is a registered trademark of iGo, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “should,” “revenues,” “cash flows” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include statements regarding the ability of the new sales leadership and organizational structure to have a positive impact on the company’s distribution for new products launching later in 2009. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the Company’s revenues and value could be materially impacted by the loss of major customer relationships; the inability of the Company’s sales and marketing strategy to generate broader consumer awareness, increased adoption rates, or impact sell-through rates at the retail and wireless carrier level; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
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